Exhibit 10.8

Sterling National Bank
Nonqualified Deferred Compensation Plan
2022 Name Change Amendment

WHEREAS, Sterling National Bank, adopted the Sterling National Nonqualified Deferred Compensation Plan (hereinafter the "Plan") for the benefit of a select group of management or highly compensated employees with an effective date of January 1, 2020; and

WHEREAS, Article 10, General Provisions, Section 10.9, Amendment or Modification, of the Plan document provides for, and enables the Employer to, amend or modify the Plan, subject to non- applicable restrictions; and

WHEREAS, the Employer now desires to amend the Plan to reflect the corporate entity name change pursuant to Section 10.9 of the Plan document.

NOW THEREFORE, pursuant to the above desires, Plan enabling provision and Employer's authority, the Employer does hereby amend the Plan document as follows:

1.The Plan's name and all Plan references thereto, shall be amended to reflect the new corporate name as follows: "Webster Bank Nonqualified Deferred Compensation Plan."

2.All references within the Plan to the "Employer" and "Sterling National Bank" shall be amended to reflect the new corporate name as follows: "Webster Financial Corporation, Webster Bank, N.A. and their subsidiaries and affiliates."

3.All other provisions of the previously titled "Sterling National Bank Nonqualified Deferred Compensation Plan" shall remain in full force and in effect as presently written and previously amended.

4.This Amendment shall be effective as of February 1, 2022.

IN WITNESS WHEREOF, the Employer has executed this Name Change Amendment on this
10th day of August, 2022

Webster Bank N.A., (f/k/a Sterling National Bank):

By:	/s/ Javier Evans
Javier Evans